Exhibit 5.1

[Jenner & Block LLP Letterhead]

December 20, 2006

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

Ladies and Gentlemen:

We have acted as counsel to General Dynamics Corporation, a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-8 (the “Registration Statement”) by the Company with the Securities and Exchange Commission regarding the registration of an indeterminate amount of plan interests (the “Plan Interests”) under the General Dynamics Corporation Savings and Stock Investment Plan (Plan 4.5) and the General Dynamics Corporation Savings and Stock Investment Plan (Plan 5.0) (collectively, the “Plans”).

In so acting, we have examined originals or copies (identified to our satisfaction) of the Plans, the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company and others and (ii) factual information we have obtained from such other sources as we have deemed reasonable.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Plans have been duly authorized by all necessary corporate action on the part of the Company, and the Plan Interests (when issued in accordance with the respective Plan) constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plans, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to any and all references to our firm in the Registration Statement.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Plan Interests. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

JENNER & BLOCK LLP

/s/ Jenner & Block LLP